Exhibit 3.1
THIRD AMENDED AND RESTATED CHARTER
OF KING PHARMACEUTICALS, INC.,
AS AMENDED
     Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act, Tennessee Code Annotated, the undersigned Corporation hereby adopts the following Third Amended and Restated Charter, as amended:
1.	Name. The name of the Corporation is King Pharmaceuticals, Inc.

2.	Authorized Shares.
(a)	The total number of shares of common stock that the Corporation shall have authority to issue is 600,000,000, no par value (the “Common Stock”). The total number of shares of preferred stock that the Corporation shall have authority to issue is 15,000,000, no par value per share (the “Preferred Stock”).

(b)	The Common Stock shall rank junior to the Preferred Stock in right of payment of dividends and upon liquidation and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as provided herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of subparagraph (c) of this Paragraph 2.

(c)	Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to the provisions of this Paragraph 2 and to the limitations prescribed by law, to authorize the issuance from time to time of one or more series of Preferred Stock. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following by resolution or resolutions adopted by the affirmative vote of a majority of the total number of the directors then in office:
(i)	The designation of such series;

(ii)	The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or noncumulative;

(iii)	Whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of any other corporation, by the Corporation, or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices, rates, adjustments and other terms and conditions of such redemptions;

(iv)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v)	Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

(vi)	The restrictions, if any, on the issue or reissue of any additional series of Preferred Stock;

(vii)	The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(viii)	The provisions as to voting, optional and/or other special rights and preferences, if any, including, without limitation, the right to elect one or more directors.
3.	Registered Office. The address of the Corporation’s registered office in the State of Tennessee shall be 501 Fifth Street, Bristol, Tennessee 37620, Sullivan County.

4.	Registered Agent. The name of the registered agent at that office is William L. Phillips III.

5.	Principal Office. The address of the principal office of the Corporation is 501 Fifth Street, Bristol, Tennessee 37620, Sullivan County.

6.	Board of Directors.
(a)	The number of directors shall be as specified in the Amended and Restated Bylaws of the Corporation. All directors shall be elected at each annual meeting of shareholders for terms expiring at the next annual meeting of shareholders. Each director shall hold office for the term for which the director is elected or appointed and until the director’s successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office with or without cause. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

(b)	Except in the case of a contested election, a nominee for director shall be elected by affirmative vote of a majority of the votes cast in favor of or against the election of such nominee by holders of shares entitled to vote in the election at a meeting for the election of directors at which a quorum is present. For purposes of this paragraph, “affirmative vote of a majority of the votes cast” shall mean that the number of votes cast in favor of the election of such nominee exceeds the number of votes cast against the election of such nominee; abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating the vote. In any uncontested election of directors, any nominee who is an incumbent director and who receives a greater number of votes cast against his or her election than in favor of his or her election promptly shall tender his or her resignation to the Board of Directors. The Board of Directors (excluding the director who tendered his or her resignation) shall decide, taking into account the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject the tendered resignation, or whether other action should be taken, and shall publicly disclose its decision and the rationale therefor within 90 days from the date of the certification of the election results. In a contested election, a nominee for director shall be elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting for the election of directors at which a quorum is present. An election shall be considered “contested” if there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting. The determination of the number of nominees for purposes of this subsection shall be made as of (i) the expiration of the time fixed by this Third Amended and Restated Charter or the Amended and Restated Bylaws of the Corporation for advance notice by a shareholder of an intention to nominate directors, or (ii) absent such a provision, at a time publicly announced by the Board of Directors which is not more than 14 days before notice is given of the meeting at which the election is to occur.
7.	For Profit: Duration. The Corporation is for profit and its duration shall be perpetual.
8.	Director Liability. No director of the Corporation shall have or owe any personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director:
(a)	For any breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b)	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

(c)	Under Tennessee Code Annotated §48-18-304, as such provision may be amended from time to time.
9.	Indemnification. Each director, officer and employee of the Corporation shall be entitled to all indemnification rights and protections now or hereafter available under applicable Tennessee law.

10.	Section 6 and this Section 10 of this Third Amended and Restated Charter and Sections 2 and 6 of Article I and Section 3 of Article II of the Amended and Restated Bylaws of the Corporation shall not be altered, amended or repealed by, and no provision inconsistent therewith shall be adopted by, the shareholders without the affirmative vote of the holders of at least eighty percent (80%) of the Common Stock, voting together as a single class.

11.	These amendments shall be effective as of the filing of this Third Amended and Restated Charter.

12.	This restatement contains amendments requiring shareholder approval and these amendments were duly adopted by the shareholders at a meeting duly called on the 16th day of May, 2007.

     This Third Amended and Restated Charter of King Pharmaceuticals, Inc., as amended, was duly approved by the shareholders, upon the recommendation of the Board of Directors, on May 26, 2010.
     Date: June 2, 2010

/s/ William L. Phillips III
William L. Phillips III
Corporate Secretary